Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF ROCKET COMPANIES, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
Rocket Companies, Inc. a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:
FIRST: That the name of the corporation is Rocket Companies, Inc. (the “Corporation”) and that the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 26, 2020 (the “Original Certificate”).
SECOND: That the Corporation amended and restated the Original Certificate by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on August 5, 2020 (the “Certificate of Incorporation”).
THIRD: That pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation.
FOURTH: That pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Certificate of Amendment, declaring the terms and provisions of this Certificate of Amendment to be advisable, and directing the terms and provisions of this Certificate of Amendment to be submitted to and considered by the stockholders of the Corporation for approval.
RESOLVED, that the Certificate of Incorporation is hereby amended by amending and restating Article VI thereof in its entirety as follows:
“Article VI. Limitation of Liability. To the fullest extent permitted under the DGCL, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Any amendment or repeal of this Article VI shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.”
FIFTH: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the DGCL.
IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of the Corporation on this day of June 18, 2024.

By: /s/ Tina V. John
Name: Tina V. John
Title: Executive Legal Counsel and Secretary